Davy Corporate Finance Limited       Credit Suisse First Boston (Europe) Limited
Davy House                                                 20 Columbus Courtyard
49 Dawson Street                                                          London
Dublin 2, Ireland                                                        E14 4DA


15 January, 2003

Mr. Miceal Ryan
Director General
Irish Takeover Panel
8 Upper Mount Street
Dublin 2

             Re: Riverdeep Group plc ("Riverdeep" or "the Company")

Dear Miceal,

As you are aware, Davy Corporate Finance Limited and Credit Suisse First Boston are acting as independent financial advisors to Riverdeep in connection with the possible management buyout of the Company.

In connection with the making of a possible offer,  Hortal requires Riverdeep to
enter  into  a  Non-Solicitation  and  Expense   Reimbursement   Agreement  (the
"Agreement"), a draft of which is attached.

We also attach a letter from Riverdeep's legal advisers, William Fry, confirming that Riverdeep is of the opinion that the Agreement is not contrary to the provisions of Rule 21.1, on the basis that the Agreement is not outside the ordinary course of business and does not constitute "frustrating action" within the meaning of Rule 21.1. The William Fry letter confirms that the independent committee of the board of Rhine, acting on behalf of directors of Rhine, consider the proposed reimbursement arrangement to be in the best interests of Rhine.

We are writing to confirm that in our opinion, as the independent financial advisers to Riverdeep, we consider the proposed arrangements relating to the reimbursement of expenses in certain circumstances (as set out in the attached agreement) to be in the best interests of the shareholders of Riverdeep.

I trust this is satisfactory, but should you have any queries, please do not hesitate to contact the undersigned.



/s/ DES CARVILLE                                      /s/ MARK SELIGMAN
DAVY CORPORATE FINANCE                                CREDIT SUISSE FIRST BOSTON
                                                      (EUROPE) LIMITED

Encl.